Exhibit 99

News Release

CONTACTS:

Investors:
     Joe Selner, Chief Financial Officer
     920-491-7120
Media:
     Jon Drayna, Corporate Communications
     920-491-7006

Associated Banc-Corp Board sets 34-cent dividend

        GREEN BAY, Wis. – Jan. 28, 2004 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular 34-cent cash dividend, payable Feb. 16 to shareholders of record Feb. 2. It is the company’s 136th consecutive cash dividend, and represents an increase of 9.7 percent over the year-earlier period.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.2 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.